SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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 CORMEDIX INC.
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CORMEDIX INC.
1430 U.S. Highway 206, Suite 200
Bedminster, New Jersey 07921

SUPPLEMENT TO THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2017 AND ACCOMPANYING PROXY STATEMENT

Explanatory Note

On April 24, 2017, a proxy statement (the “Proxy Statement”) of CorMedix Inc., a Delaware corporation, was made available to our stockholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the 2017 annual meeting of stockholders to be held at 1545 U.S. Highway 206, First Floor Conference Room, Bedminster, New Jersey, on June 6, 2017 at 11:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned.

This supplement dated May 15, 2017 (the “Supplement”) supplements and amends the Proxy Statement and is first being made available to stockholders on or about May 15, 2017. Except as specifically supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Recent Financing

As reported on May 3, 2017, we closed on an underwritten public offering of 18,619,301 shares of our common stock, par value $0.001 per share, together with Series A Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock and Series B Warrants to purchase up to an aggregate of 13,964,475 shares of our common stock, at a price to the public of $0.75 per share and related warrants. The gross proceeds from the sale of shares was approximately $14.0 million, before deducting underwriting discounts and commissions and estimated offering expenses.

Each Series A Warrant has an exercise price of $1.05 per share of common stock and will expire five years following the Exercisable Date (defined below). Each Series B Warrant has an exercise price of $0.75 per share of common stock and will expire thirteen months following the Exercisable Date.

We also issued to the underwriter of the offering warrants to purchase up to an aggregate of 1,117,157 shares of common stock, with an exercise price of $0.9375, which represents 125% of the public offering price per combined share and related warrants. The underwriter warrant will expire five years following the Exercisable Date. Other than the exercise price, the terms of the underwriter warrant are the same as the Series A warrants.

We do not currently have a sufficient number of authorized shares of common stock to cover the shares issuable upon exercise of the warrants issued in the offering. As a result, before any warrants can become exercisable, we need to receive stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of common stock, as recommended in the Proxy Statement. The warrants will be exercisable on any day on or after the date that we publicly announce through the filing of a Current Report on Form 8-K that the Charter Amendment has been approved by our stockholders and has become effective (the “Exercisable Date”). In the event our stockholders do not approve the Charter Amendment, the warrants will not be exercisable and may not have any value. As agreed with the underwriter, until we receive approval of the Charter Amendment, we cannot sell any securities.

Further, as a result of the recent sale of common stock we do not have any shares of authorized common stock available for future issuance.

Proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock from 82,000,000 shares to 202,000,000 shares and to increase the number of authorized shares of common stock from 80,000,000 shares to 200,000,000 shares

As stated in the Proxy Statement, our Board of Directors has approved and recommended the Charter Amendment, which would amend our amended and restated Certificate of Incorporation to increase our shares of authorized capital stock from 82,000,000 shares to 202,000,000 shares and to increase the number of authorized shares of common stock from 80,000,000 to 200,000,000 shares.

Background and Purpose of the Charter Amendment

The Board of Directors believes it is vital to our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors’ discretion in connection with possible future financings or for other corporate uses is critical to our long-term success and is in the best interests of our company and our stockholders.

In light of our need for additional financing to continue our operations in the future, even after giving effect to the recent financing, the Board of Directors believes that we must have available unissued shares to draw on to support our future operations. We have an existing at-the-market common stock program, which we cannot access unless the proposed increase in the authorized shares is approved. Further, the investors in the recent financing will lose the value of their warrants, and we would lose the cash proceeds from the exercise of those warrants, if the proposed increase in the authorized shares is not approved. Additionally, our Board of Directors believes that debt and other non-equity financing would be difficult in the event our stockholders do not approve the Charter Amendment due to the inability to offer and sell convertible debt as well as the lack of support for the Company that a failure to approve the Charter Amendment would indicate.

For the reasons above, our Board of Directors believes that the proposed Charter Amendment is vital to the future of our company by providing necessary shares for future financings and other needs, without which we believe we will not be able to support our ongoing and planned clinical trials for Neutrolin or indeed our future operations. Such an outcome would severely limit the options available to us to continue our operations and derive value from our pipeline. This could ultimately result in the cessation of our operations and/or a decrease in the value of our assets and our securities. Our Board of Directors recommends that you vote “FOR” the Charter Amendment.

We currently have no specific understandings, arrangements or agreements with respect to any future actions that would require us to issue a material amount of the additional new shares of our common stock other than the reservation of shares for issuance upon the exercise of the warrants issued in the May 2017 financing.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.

Voting; Revocability of Proxies

This Supplement does not change the proposals to be acted upon at the annual meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important and the Board encourages you to exercise your right to vote whether or not you plan to attend the annual meeting and regardless of the number of shares of the Company’s common stock that you own.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this supplement, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 6, 2017

The Proxy Statement, this Supplement and our Annual Report on Form 10-K are available at the following secure website address: https://www.IPROXYDIRECT.com/CRMD.

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